Exhibit 10.2

AMENDMENT NO. 2
TO
1997 OYO GEOSPACE CORPORATION
NON-EMPLOYEE DIRECTOR PLAN

Adopted by the Board of Directors February 21, 2007

This Amendment amends the 1997 OYO Geospace Corporation Non-Employee Director Plan (the "Plan") as follows:

  Section 6 of the Plan is hereby amended to read in its entirety as follows:

"6. OPTION GRANT SIZE AND GRANT DATES. (a) An option to purchase 6,300 shares of stock (as adjusted pursuant to Paragraph 18) shall be granted to each Eligible Director on the closing date of the initial public offering ("IPO") of the Stock of this Company at an exercise price equal to the per share price to the public, subject to the closing of the IPO. (b) Subject to the provisions of the Plan, the Board may grant Options to purchase shares of Stock to Eligible Directors from time to time. The Board shall determine the number of shares subject to each Option."